                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant                                       [X]
Filed by a party other than the registrant                    [ ]



Check the appropriate box:
         [ ]   Preliminary proxy statement
         [ ]   Confidential, for use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
         [X]   Definitive proxy statement
         [ ]   Definitive additional materials
         [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                                        TEKGRAF, INC.
               ----------------------------------------------------------------
                         Name of Registrant as Specified in Its Charter)

               ----------------------------------------------------------------
                            (Name of Person(s) Filing Proxy Statement,
                                    if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X]   No fee required.
         [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
               and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2) Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               (4)  Proposed maximum aggregate value of transaction:

               (5)  Total fee paid:


         [ ]   Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
               (1)  Amount Previously Paid:

               (1)  Form, Schedule or Registration Statement No.:

               (3)  Filing Party:

               (4)  Date Filed:

                                 TEKGRAF, INC.
                              645 HEMBREE PARKWAY
                                    SUITE J
                             ROSWELL, GEORGIA 30076
                                 (770) 442-6060


                                                              December 22, 1999





Dear Shareholder:


         We cordially invite you to attend a Special Meeting of Shareholders of Tekgraf, Inc. which will be held on Friday, January 21, 2000 at 10:00 a.m. local time at the Crowne Plaza Atlanta Airport Hotel located at 1325 Virginia Avenue, Atlanta, Georgia 30344.



         At the Special Meeting, the Board of Directors will ask the shareholders to approve a change in the capital structure of the Company intended to equalize the voting power of all classes of Tekgraf stock. The change will be accomplished by reclassifying all of the outstanding Class B Common Stock into Class A Common Stock on a one-for-one basis. In addition, the shareholders will be asked to approve a related amendment to the Articles of Incorporation to eliminate the authority to issue Class B Common Stock in the future and other related technical amendments. At the meeting, shareholders may transact such other business as may properly come before the Special Meeting.


         Please review the enclosed materials carefully. Regardless of whether you plan to attend the Special Meeting, we ask that you read the information on the following pages and promptly submit your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

         An affirmative vote by at least 50% of the shares of each class of stock is necessary for these measures to be adopted, so your vote is very important.

                                          Sincerely,

                                          /s/ WILLIAM M. RYCHEL

                                          WILLIAM  M. RYCHEL
                                          Interim Chief Executive Officer

                                 TEKGRAF, INC.
                              645 HEMBREE PARKWAY
                                    SUITE J
                             ROSWELL, GEORGIA 30076
                                 (770) 442-6060


                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, JANUARY 21, 2000

                   -----------------------------------------


NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Tekgraf, Inc. will be held on Friday, January 21, 2000 at 10:00 a.m. local time at the Crowne Plaza Atlanta Airport Hotel located at 1325 Virginia Avenue, Atlanta, Georgia 30344, for the following purposes:

         1) To reclassify all issued and outstanding Class B Common Stock into Class A Common Stock on a one-for-one basis, and to amend the Articles of Incorporation to eliminate the authority in the Articles of Incorporation to issue Class B Common Stock in the future and to make certain related technical amendments; and

         2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on Friday, December 17, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting. Only record holders of Tekgraf's Class A Common Stock and Class B Common Stock at the close of business on that date are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        WILLIAM  M. RYCHEL
                                        Interim Chief Executive Officer


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                              --------------------


     YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS
               PROXY STATEMENT BEFORE RETURNING YOUR PROXY CARD.


                              --------------------


            THE DATE OF THIS PROXY STATEMENT IS DECEMBER 22, 1999.

                                    SUMMARY

The following is a summary of certain information contained in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement. Shareholders are urged to review carefully the entire Proxy Statement, including the documents incorporated by reference herein and Appendix I and Appendix II attached hereto.

Date, Time, Place of
   Meeting and Matters to be
   Presented for Action...........  The Special Meeting of Shareholders of
                                    Tekgraf will be held on Friday, January 21,
                                    2000 at 10:00 a.m. local time at the Crowne
                                    Plaza Atlanta Airport Hotel located at 1325
                                    Virginia Avenue, Atlanta, Georgia 30344.

                                    At the Special Meeting, and at any
                                    adjournments thereof, shareholders will be asked: (i) to reclassify all issued and outstanding Class B Common Stock into Class
                                    A Common Stock on a one-for-one basis, and to amend the Articles of Incorporation to eliminate the authority in the Articles of Incorporation to issue Class B Common Stock in the future and to make certain related technical amendments; and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof. See "Introduction" and "Special Meeting."

Record Date.......................  Only shareholders of record at the close of business on Friday, December 17, 1999 are
                                    entitled to notice of and to vote at the
                                    Special Meeting or any adjournment thereof.
                                    See "Special Meeting--Outstanding Shares
                                    and Voting Rights--Record Date."

Quorum............................  The holders of a majority of the votes of the shares of common stock, including both
                                    the Class A Common Stock and the Class B
                                    Common Stock, issued and outstanding and
                                    entitled to vote, present in person or
                                    represented by proxy, shall constitute a
                                    quorum for the transaction of business at
                                    the Special Meeting. With respect to any
                                    action on which approval of a voting group
                                    is required, including the approval of the
                                    proposed amendments to the Articles of
                                    Incorporation, the holders of a majority of
                                    the votes of the shares for each voting
                                    group, present in person or represented by
                                    proxy, shall constitute a quorum. See
                                    "Special Meeting--Outstanding Shares and
                                    Voting Rights--Quorum."

Voting Rights and Related
   Matters........................  Each holder of Class A Common Stock is entitled to one vote per share with respect
                                    to all matters. Each holder of Class B
                                    Common Stock is entitled to five votes per
                                    share with respect to all matters. Shares
                                    of Class A Common Stock and Class B Common
                                    Stock (sometimes referred to collectively
                                    herein as the "Common Stock") will vote as
                                    a single voting group. The affirmative vote
                                    of a majority of the votes entitled to be
                                    cast is required to approve the proposed
                                    reclassification and amendments to the
                                    Company's Articles of Incorporation. In
                                    addition, the affirmative vote of a
                                    majority of the votes entitled to be cast
                                    by holders of Class A Common Stock and by
                                    holders of Class B Common Stock, voting as
                                    separate voting groups, is required to
                                    approve the proposed reclassification and
                                    amendments. See "Special Meeting--

                                    Outstanding Shares and Voting
                                    Rights--Voting Rights and Related Matters."

Dissenters' Rights................  Shareholders of Class B Common Stock have dissenters' rights in connection with the
                                    approval of the amendments to the Articles
                                    of Incorporation to be presented at the
                                    Special Meeting. See "Special Meeting
                                    --Outstanding Shares and Voting Rights --
                                    Dissenters' Rights; Proposal 1--Dissenters'
                                    Rights Available to Holders of Class B
                                    Common Stock."

Revocability of Proxies...........  A shareholder giving a proxy in the form accompanying this Proxy Statement has the
                                    power to revoke the proxy prior to its
                                    exercise. Such proxy may be revoked by: (i)
                                    delivering a written notice of revocation
                                    to the Secretary of the Company prior to
                                    the Special Meeting; (ii) delivering to the
                                    Secretary of the Company a duly executed
                                    proxy bearing a later date; or (iii)
                                    attending the Special Meeting and voting in
                                    person. See "Special Meeting--Proxies."

Board Recommendations.............  The Board has approved and recommends the approval by the shareholders of the
                                    reclassification of the Class B Common
                                    Stock into Class A Common Stock and the
                                    amendments to the Articles of
                                    Incorporation.

                                  INTRODUCTION


This Proxy Statement is being furnished to the shareholders of Tekgraf, Inc. (the "Company") in connection with the solicitation of proxies for use at the Special Meeting of Shareholders to be held on Friday, January 21, 2000 at 10:00 a.m. local time at the Crowne Plaza Atlanta Airport Hotel located at 1325 Virginia Avenue, Atlanta, Georgia 30344.


At the Special Meeting, shareholders will be asked: (i) to reclassify all issued and outstanding Class B Common Stock into Class A Common Stock on a one-for-one basis, and to amend the Articles of Incorporation to eliminate the authority in the Articles of Incorporation to issue Class B Common Stock in the future and to make certain related technical amendments; and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

Except for procedural matters incident to the conduct of the Special Meeting, the Company does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors.

The Company's executive offices are located at 645 Hembree Parkway, Suite J, Roswell, Georgia, 30076.

                                SPECIAL MEETING

OUTSTANDING SHARES AND VOTING RIGHTS


RECORD DATE. Only holders of Class A Common Stock and Class B Common Stock of record at the close of business on Friday, December 17, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. At the close of business on December 17, 1999, the Company had outstanding 3,202,032 shares of Class A Common Stock, consisting of 2,100,000 publicly-traded shares and 1,102,032 unregistered shares, held of record by approximately 44 persons and beneficially owned by approximately 937 additional persons, and 3,126,299 shares of Class B Common Stock held of record by 19 persons.


QUORUM. The Company's by-laws provide that the holders of a majority of the votes of the shares of common stock, including both Class A Common Stock and Class B Common Stock, issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at a Shareholder Meeting. With respect to any action on which approval of a voting group is required, including the approval of the proposed amendments to the Articles of Incorporation, the holders of a majority of the votes of the shares for each voting group, present in person or represented by proxy, shall constitute a quorum.

Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Special Meeting. (A broker non-vote occurs when a registered broker holding customer securities in street name has not received voting instructions from the beneficial owner regarding any "non-routine" matter as so designated by that broker's self-regulatory organization.) Abstentions and broker non-votes will be treated as votes "against" for purposes of determining whether the proposed reclassification and amendments to the Articles of Incorporation have been approved.

If a sufficient number of votes to adopt the proposal is not present at the meeting, either in person or by proxy, the Company intends to adjourn the meeting to solicit additional votes. At any such adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the meeting as initially convened.

VOTING RIGHTS AND RELATED MATTERS. Each holder of Class A Common Stock is entitled to one vote per share with respect to all matters. Each holder of Class B Common Stock is entitled to five votes per share with respect to all matters. Accordingly, the outstanding shares of Class A Common Stock are entitled to vote a total of 3,202,032 votes and the outstanding shares of Class B Common Stock are entitled to vote a total of 15,631,495 votes. Approval of the reclassification and the amendments to the Articles of Incorporation will require the affirmative vote of the holders of the majority of (i) the shares of both Class A Common Stock and Class B Common Stock, voting together, (ii) the shares of Class B Common Stock voting as a separate voting group, and (iii) the shares of Class A Common Stock voting as a separate voting group. There is no cumulative voting of shares. Shareholders' votes will be tabulated by the persons appointed by the Chairman of the Special Meeting to act as inspectors of election for the Special Meeting. Abstentions and broker non-votes will be counted as votes "against" a particular matter. AS NOTED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RECLASSIFICATION AND AMENDMENTS TO THE ARTICLES OF INCORPORATION.

DISSENTERS' RIGHTS. Shareholders of Class B Common Stock of the Company who do not vote in favor of the reclassification and amendments to the Articles of Incorporation and who strictly comply with the applicable provisions of Article 13 of the Georgia Business Corporation Code will have the right to dissent and to seek appraisal of the fair value of their shares if the proposed reclassification and amendments to the Articles of Incorporation are approved. For further discussion of dissenters' rights, see "Proposal 1 - Dissenters' Rights Available to Holders of Class B Common Stock" and Appendix I.

PROXIES

A shareholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its exercise by: (i) delivering, prior to the Special Meeting, a written notice of revocation, bearing a date later than the date of the proxy, to W. Jeffrey Camp, Secretary, Tekgraf, Inc., 645 Hembree Parkway, Suite J, Roswell, Georgia 30076; (ii) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (iii) attending the Special Meeting and voting in person. The shares represented by each properly executed proxy not subsequently revoked will be voted at the Special Meeting in accordance with the instructions contained therein, and if no specification is made, the proxy will be voted FOR the reclassification and amendments to the Articles of Incorporation.

COSTS OF SOLICITATION


The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or fax by officers, directors and employees of the Company, who will not be compensated specifically for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses incurred in that connection. The Company estimates that the total cost of soliciting proxies in connection with the proposed reclassification, including fees for attorneys, printing, and other costs (other than wages or salaries of regular employees and officers) to be $20,000.


BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table provides information, as of December 1, 1999, concerning beneficial ownership of Common Stock by: (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding Class A or Class B Common Stock; (ii) each director of the Company; (iii) each Executive Officer;
(iv) all directors and executive officers of the Company as a group; and (v) the "Rychel voting group." (see note (10) following the table of beneficial ownership, below). Information in the table is based on information from the named persons regarding ownership of Common Stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                     CLASS A                              CLASS B
                                                     -------                              -------
                                       SHARES                               SHARES
                                       ------                               ------                           PERCENT OF
                                    BENEFICIALLY                         BENEFICIALLY                         COMBINED
NAME AND ADDRESS(1)                 ------------                         ------------                        ----------
OF BENEFICIAL OWNER                 OWNED(2)(3)     PERCENT OF CLASS       OWNED(2)      PERCENT OF CLASS       VOTES
-------------------                 ------------    ----------------       ---------     ----------------       -----

Anita, Ltd.....................       75,000 (5)(6)       2.34%            1,191,333          37.71%           32.03%
Dan I. Bailey..................           --                --               257,000           6.82%              -- (4)
William M. Rychel..............      239,150              7.47%              970,758          31.05%           27.04%
Martyn L. Cooper...............           --                *                 69,500           2.22%            1.85%
W. Jeffrey Camp................       30,000 (8)            *                     --             --               *
J. Thomas Woolsey..............           --                *                132,167           4.23%            3.51%
Albert E. Sisto                       10,000                *                     --             *                *
Francis X. Dalton Jr.                 10,000                *                     --             *                *
Thomas A. Gust.................       40,216              1.26%              376,625          12.05%           10.21%
Peter Goletz...................           --                --               257,000           6.82%              -- (4)
Beverly Nerenberg(7)..........        72,432              2.26%               53,333           1.71%            1.80%
Scott C. Barker................      315,344              9.85%                   --             --             1.67%
Mark C. Lewis..................      300,000              9.37%                   --             --             1.59%
D.H. Blair & Co., Inc. ........      220,000 (9)          6.87%                   --             --             1.17%
All executive officers, directors
As a group (six persons).......      289,150              9.03%            1,172,425          37.50%           32.66%
Voting group (including William      351,798             10.99%            1,606,633          51.39%           44.52%
M. Rychel, Beverly Nerenberg,
A. Lowell Nerenberg, Thomas
A. Gust, Rosa Sabato, Martyn
L. Cooper, and J. Thomas Woolsey)
(10)

-------------

     *    Represents less than 1%.

     (1) The address of Anita, Ltd. is P.O. Box 124, Mignot Plateau, Cornet Street St. Peter Port, Guernsey, Channel Islands, GYI 4EG. The address of Dan I. Bailey is 5036 Sherifield Drive, Marietta, Georgia 30068. The address of Thomas A. Gust is 200 North Fairway Drive, Suite 202, Vernon Hills, Illinois, 60061. The address of Beverly Nerenberg is 17513 Sir Galahad Way, Ashton, Maryland, 20861. The address of D.H. Blair & Co., Inc. ("Blair") is 84 Williams Street, New York, New York 10038. Unless otherwise noted, the address of each of the beneficial owners of more than 5% of the Company's Common Stock is c/o Tekgraf, Inc., 645 Hembree Parkway, Suite J, Roswell, Georgia 30076.

     (2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from December 1, 1999. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All figures presented in the table include shares currently held in escrow pursuant to various escrow agreements involving the parties, regardless of whether the shareholder has the authority to direct the voting of those shares.

     (3) Excludes shares of Class B Common Stock that are convertible into a corresponding number of shares of Class A Common Stock.

     (4) In November 1997, certain of the pre-acquisition shareholders, including Messrs. Bailey and Goletz, pledged all of their shares (an aggregate of 559,333 shares) to Anita, Ltd. in connection with personal loans and granted Anita proxies to vote these shares. The pledged shares have been included in the number and percent of shares beneficially owned for both Anita and the respective pledgors. The percent of voting power figures, however, attribute the voting power of such shares solely to Anita.

     (5) In its initial public offering, the Company issued "units" consisting of one share of Class A Common Stock and one warrant to purchase one share of Class A Common Stock at an exercise price of $8.40 until November 2002. The table includes shares of Class A Common Stock that were part of the 100,000 units that Anita, Mr. Cooper and Mr. Woolsey purchased in the Company's initial public offering, but does not include the 75,000 warrants purchased by Anita, the 10,000 warrants purchased by Mr. Cooper, or the 15,000 warrants purchased by Mr. Woolsey as components of the units purchased.

     (6) Anita, Ltd. is a company owned by the New Freedom Trust, a trust for the benefit of the father of Mr. Phillip Aginsky. The trustee of the New Freedom Trust, appointed by Mr. Aginsky's father-in-law, as Protector, is Riverbank, Ltd.

     (7) Includes shares held by her husband, A. Lowell Nerenberg. The Nerenbergs share beneficial ownership and voting and dispositive power of all their shares of Tekgraf stock.

     (8) Includes shares issuable upon exercise of a currently exercisable option at an exercise price of $3.00 per share.

     (9) This information is based on a letter received from counsel to D.H. Blair & Co., Inc. on April 29, 1999. The amounts shown do not include warrants held by Blair to purchase 15,000 shares of Class A Common Stock. Each warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $8.40 through November 2002.

     (10) William M. Rychel, Beverly Nerenberg, A. Lowell Nerenberg, Thomas A. Gust and Rosa Sabato have agreed to vote all of their shares of Class A Common Stock and Class B Common Stock at the Special Meeting to approve the reclassification of the Class B Common Stock into Class A Common Stock and the related amendments to the Articles of Incorporation. Martyn L. Cooper and J. Thomas Woolsey have agreed to vote all of their shares of Class A Common Stock and Class B Common Stock in favor of every matter recommended by the Company's Board of Directors, including any amendment to the Articles of Incorporation. SEC Rule 13d-5(b)(1) deems each the beneficial owners of the others' stock. Each shareholder in the voting group disclaims beneficial ownership of the other shareholders' shares, and the table above does not attribute beneficial ownership of all the shares in the voting group to each shareholder.

                 APPROVAL OF THE PROPOSED RECLASSIFICATION AND
                  AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                  (PROPOSAL 1)


DESCRIPTION OF THE PROPOSED RECLASSIFICATION AND AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION.


At the Special Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to reclassify all issued and outstanding Class B Common Stock into Class A Common Stock on a one-for-one basis, and to amend the Company's Articles of Incorporation (the "Articles") to eliminate the authority in the Articles to issue Class B Common Stock in the future and to make certain related technical amendments. This proposal is referred to below as the "Reclassification." The Board of Directors of the Company approved the Reclassification on December 20, 1999 and recommended it to the shareholders for their approval. A copy of the portion of the Company's Articles of Incorporation related to the Company's capital structure, giving effect to the Reclassification, is attached as Appendix II (the "Reclassification Amendment"). The principal provisions of the Reclassification are summarized below. This summary is not complete and is qualified in its entirety by reference to Appendix II.

Under Georgia law and the Articles, the Reclassification will have the effect of amending the Articles to require a conversion of all the Class B Common Stock into Class A Common Stock, coupled with an amendment to remove all references to Class B Common Stock in the Articles. If the Reclassification is approved by the shareholders, the Board intends to prepare and promptly file the Reclassification Amendment with the Secretary of State of Georgia. The Reclassification will be effective immediately upon acceptance of the Reclassification Amendment by the Secretary of State (the "Effective Time").


At the Effective Time, each issued share of Class B Common Stock will automatically be converted into one share of Class A Common Stock, and each certificate previously representing Class B Common Stock will automatically thereafter be deemed to represent the same number of shares of Class A Common Stock. The Class A Common Stock outstanding before the Effective Time will not be affected. In particular, each old and new share of Class A Common Stock will be entitled to one vote per share on all matters of the Company that require shareholder approval.

As soon as practicable after the Effective Time, the Company will ask American Stock Transfer and Trust Company, the Company's transfer agent, to record the conversion of the Class B Common Stock into Class A Common Stock, and to mail a letter of transmittal (the "Transmittal Letter") to each record holder of Class B Common Stock. The former holders of Class B Common Stock either may retain their certificates for Class B Common Stock because those certificates would then represent Class A Common Stock, or may surrender such certificates to the transfer agent in exchange for new certificates representing Class A Common Stock. The transfer agent will be directed to treat certificates representing shares of Class B Common Stock as representing shares of Class A Common Stock from and after the Effective Time. Upon surrender of any such certificates for transfer, new certificates will be issued in the form of certificates representing shares of the Class A Common Stock.

Shareholders should surrender certificates representing Class B Common Stock only after they have received the Transmittal Letter, and then only in accordance with the instructions contained in the Transmittal Letter. Certificates representing Class A Common Stock will be issued to the former record holders of Class B Common Stock who deliver properly executed Transmittal Letters accompanied by their certificates representing shares of Class B Common Stock.

THE RECLASSIFICATION HAS BEEN UNANIMOUSLY APPROVED BY THE COMPANY'S BOARD OF DIRECTORS. THE BOARD BELIEVES THAT THE RECLASSIFICATION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE RECLASSIFICATION. SEE "REASONS FOR THE
RECLASSIFICATION; POSSIBLE DISADVANTAGES OF THE RECLASSIFICATION."

BACKGROUND OF THE COMPANY'S CAPITAL STRUCTURE

The purpose of the Class A/Class B capital structure was to enable the original shareholders of the Company, as holders of Class B Common Stock, to maintain control over the Company, while allowing the Company to issue Class A Common Stock or securities convertible into Class A Common Stock for financing, acquisitions and compensation purposes.

The Company was incorporated in the State of Georgia in February 1993 under the name Crescent Computers, Inc. ("Crescent"). In June 1997, the Company completed the acquisition of all of the outstanding capital stock of each of G&R Marketing, Inc., an Illinois corporation ("G&R"), Microsouth, Inc., a Georgia corporation ("Microsouth"), tekgraf, inc., a Texas corporation ("tekgraf Texas"), Computer Graphics Distributing Company, a Maryland corporation ("CGD"), Intelligent Products Marketing, Inc. ("IPM") and IG Distribution, Inc. ("IG"), each a California corporation and together doing business as Intelligent Graphics Distribution ("IGD"). We refer to Crescent, G&R, Microsouth, tekgraf Texas, CGD, IPM and IG as the "Original Companies." At the time of the acquisitions, the existing Crescent shareholders held an aggregate of 1,141,333 shares of common stock. As consideration for these acquisitions, Crescent issued an aggregate of 2,192,000 shares of Class B Common Stock to the shareholders of the Original Companies (giving effect to two stock splits effected in 1997).

In November 1997 the Company conducted an initial public offering of 2,100,000 shares of the Company's Class A Common Stock, together with warrants to purchase an equal amount of Class A Common Stock. Since then the Company has completed three acquisitions in which it has issued an aggregate of 894,998 shares of Class A Common Stock.

As of December 1, 1999, there were outstanding 3,202,032 shares of Class A Common Stock entitled to a total of 3,202,032 votes, and 3,126,299 shares of Class B Common Stock entitled to a total of 15,631,495 votes.

REASONS FOR THE RECLASSIFICATION

The Board has determined that the Reclassification is in the best interests of the Company and its shareholders because of the benefits of the elimination of the dual class capital structure:

     -    provide all shareholders with more liquidity

     -    simplify the Company's capital structure

     - increase the relative voting power of the current holders of Class A Common Stock, the largest group of Company shareholders.

MORE LIQUIDITY. The Company believes the elimination of the Company's dual class capital structure will provide each shareholder of Class A Common Stock and Class B Common Stock with more liquidity. The shares of Class A Common Stock are thinly traded on Nasdaq, with the average daily trading volume for 1999 being less than or approximately 10,000 shares, while the Class B Common Stock does not trade on Nasdaq or any securities exchange. There are few, if any, institutional investors in the Class A Common Stock. Moreover, there are few market makers and no coverage of the Company by any stock analyst. Because the privately-held Class B Common Stock represents about one-half of the equity interest in the Company and almost 85% of the voting power, management has been advised by certain market makers and potential market makers that an investment in Class A Common Stock is undesirable and, as a result, the trading volume and the market price of the Class A Common Stock is well below where it would likely be based solely on an analysis of the Company's financial condition and prospects. Based on these conversations, the Company believes that potential investors in Class A Common Stock perceive that they would have limited ability to exercise control over the Company and little influence over the direction of the Company.


The Company believes that this lack of interest in the Class A Common Stock, reflected in the low trading volume, makes it difficult for its shareholders to recognize the value of their holdings in the Company. The Reclassification would combine the two classes of Common Stock for trading purposes and, thus, increase the market float for the Company's Class A Common Stock. Management believes that this increase, together with the elimination of the voting control currently held by a small group of shareholders, will decrease the difficulty that shareholders experience in trading their Class A Common Stock, and will increase the likelihood that stock analysts, professional investors and market makers will take an interest in the Company.

SIMPLIFY THE CAPITAL STRUCTURE. The Reclassification will simplify the Company's capital structure, which may provide greater flexibility and efficiency in raising capital and issuing additional stock if, when and to the extent desired by the Company. The Reclassification will also conform the Company's capital structure with that of most other publicly held corporations. Among publicly held companies, there has been a trend away from dual class capital structures, consistent with policies of the major exchanges and Nasdaq in favor of one-share, one-vote common stock capitalization. The single class capital structure will also simplify the Company's voting procedures and decrease the administrative and other burdens on the Company resulting from its complex capital structure.

INCREASE VOTING POWER OF CURRENT CLASS A COMMON STOCK HOLDERS. The Reclassification will effectively reduce the voting power of the current holders of Class B Common Stock from five votes per share to one vote per share. Therefore, the current holders of Class A Common Stock, who currently have 17% of the combined voting power, will have approximately 51% of the combined voting power after the Reclassification.

The existing disparity in voting rights gives disproportionate voting power to the holders of Class B Common Stock and accordingly has an anti-takeover effect. The shareholders currently may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. The Reclassification may increase the likelihood that the Company could be acquired in a transaction viewed as favorable by the current Class A Common Stock holders. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class B Common Stock. Those seeking to acquire the Company through a business combination currently will be compelled first to consult with the holders of Class B Common Stock in order to negotiate the terms of such business combination. In addition, any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if stockholder approval were required, the approval of the holders of Class B Common Stock currently is necessary before any such business combination can be consummated.

POSSIBLE DISADVANTAGES OF THE RECLASSIFICATION

The Reclassification will effectively reduce the voting power of the holders of shares of Class B Common Stock, from five votes per share to one vote per share. The relative voting power of each current holder of Class A Common Stock will increase as a result of the Reclassification.

The Reclassification will eliminate the anti-takeover protection that the dual class capital structure provides to the Company. Nevertheless, the Reclassification will not preclude the Company from adopting other anti-takeover protections if deemed appropriate for the protection of the Company and its shareholders.

STEPS TAKEN BEFORE THE SPECIAL MEETING OF SHAREHOLDERS


On December 3, 1999, Mr. Rychel purchased a total of 685,816 shares of Class B Common Stock, 121,167 shares of Class A Common Stock, and agreed to purchase an additional 161,333 shares of Class B Common Stock from certain persons. More specifically, Mr. Rychel purchased: 189,045 shares of Class B Common Stock and 41,955 shares of Class A Common Stock from Martyn L. Cooper; 356,888 shares of Class B Common Stock and 75,445 shares of Class A Common Stock from J. Thomas Woolsey; 36,750 shares of Class B Common Stock from A. Lowell Nerenberg; 90,383 shares of Class B Common Stock and 3,767 shares of Class A Common Stock from Beverly Nerenberg; and 12,750 shares of Class B Common Stock from Rosa Sabato. The purchase price was $2.10 per share. In addition, Mr. Rychel agreed to purchase 55,600 shares of Class B Common Stock from Mr. Cooper and 105,733 shares of Class B Common Stock from Mr. Woolsey for $2.75 per share. Mr. Rychel paid Messrs. Cooper and Woolsey $.50 per share as a down payment. Those shares are currently held in an escrow established when the Original Companies joined to form the Company, and these purchases can be completed only as to the shares released from escrow by December 1, 2000. To the extent the purchases are not completed, Mr. Rychel will forfeit the down payment but will have no further obligations to Messrs. Cooper and Woolsey as to these shares.

In connection with those purchases, each selling shareholder entered into a voting agreement and appointed Mr. Rychel his or her proxy with respect to the other shares of Tekgraf not being sold to Mr. Rychel, thereby allowing Mr. Rychel to vote those shares in favor of the Reclassification. In addition, on November 1, 1999 Messrs. Gust and Rychel entered into a voting agreement in which each agreed to vote all of his shares in favor of the Reclassification.


The purpose of these steps was to allow Mr. Rychel to accumulate enough Class B Common Stock votes to ensure the approval of the Reclassification. Mr. Rychel currently owns or has the power to vote 279,366 shares of Class A Common Stock and 1,606,633 shares of Class B Common Stock, which represent 8.7% and 51.4% of the outstanding Class A Common Stock and Class B Common Stock, respectively.


The Company loaned Mr. Rychel a total of $1,775,000 to purchase the shares of Class A Common Stock and Class B Common Stock. The loan is for a term of one year, with interest payable annually at a rate that is .25% above the rate paid from time to time by Tekgraf under its current bank loan agreement, and with all principal and interest due at maturity. As collateral for payment of the loan, Mr. Rychel has agreed to pledge the 121,167 shares of Class A Common Stock and 685,816 shares of Class B Common Stock which he recently purchased with the proceeds of the loan, and 99,875 shares of previously owned Class A Common Stock, and 182,692 shares of previously owned Class B Common Stock. The stock pledge will terminate when $887,500 of the principal of the loan and all accrued interest has been repaid, or the trading price of the Company's Class A Common Stock has been above $2.50 for ten consecutive trading days. Mr. Rychel has also collaterally assigned his rights under his agreements with Messrs. Cooper, Woolsey and Nerenberg, and Mrs. Nerenberg and Mrs. Sabato. The loan is prepayable at any time without penalty, and Mr. Rychel has stated his intent to attempt to sell blocks of his shares on a private basis in an effort to repay the loan.



Mr. Rychel has agreed that if the trading price of the Class A Common Stock equals or exceeds $3.00 per share, the Company can purchase any of the recently purchased Class A and Class B Common Stock from him at discounts to the then-current market price ranging from 10-15% depending on the market price, with a corresponding reduction of the loan balance. In connection with the loan, Mr. Rychel has agreed to purchase a $2,000,000 term life insurance policy on his life, with the Company as beneficiary, and has agreed to keep the policy in effect until the loan is paid in full. The Company has agreed to indemnify Mr. Rychel against any actions brought against him personally by any of the Company's shareholders as a result of the loan or his use of the loan to purchase shares as described above.


The Company borrowed the money lent to Mr. Rychel under its existing bank facility. In doing so, the Company incurred a service charge of approximately $10,000 imposed by the Bank in order to obtain a waiver from the usual lending conditions prohibiting loans by the Company to its officers or directors.

DESCRIPTION OF THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK


The rights, powers and limitations of the Class A Common Stock and the Class B Common Stock are set forth in full in Article Second, A of the Company's existing Articles of Incorporation. The full text of the portion of the Articles related to the Company's capital structure, as proposed to be amended, is set forth as Appendix II and incorporated herein by reference. The following summary should be read in conjunction with Appendix II. Presently, the rights of the Class A Common Stock and the Class B Common Stock are substantially identical except with respect to voting and the right to convert the Class B Common Stock into Class A Common Stock. The shares of Class A Common Stock are designated for quotation on the Nasdaq SmallCap Market and are freely transferable. The Class B Common Stock have no established trading market.

VOTING. Under the Articles as now in effect, each share of Class B Common Stock entitles the holder to five votes per share on all matters, and holders of Class B Common Stock are entitled to vote for the election of all directors and on all other matters submitted to the shareholders of the Company. In contrast, the Class A Common Stock entitles the holder to one vote per share on all matters, including the election of all directors and on all other matters submitted to the shareholders of the Company. Like the voting rights of the holders of Class B Common Stock, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock will be required to approve all matters requiring shareholder approval. There is no provision in the Articles permitting cumulative voting.

DIVIDENDS AND OTHER DISTRIBUTIONS. The shares of Class A Common Stock and Class B Common Stock are equal in respect to dividends and other distributions. Subject to the rights of the holders, if any, of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends and other distributions in cash, in property or in shares of the Company as may be declared by the Board of Directors from time to time out of assets or funds of the Company legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Common Stock or Class B Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of stock; provided further, however, that a dividend of shares may be declared and paid in Class A Common Stock to holders of Class A Common Stock and Class B Common Stock if the number of shares paid per share to holders of Class A Common Stock and the Holders of Class B Common Stock are the same. If the Company in any manner subdivides, combines, or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided, combined, or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been subdivided, combined or reclassified. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Company. The Company has not paid or declared any dividends on either its Class A Common Stock or its Class B Common Stock, and the Company does not expect to pay any dividends in the foreseeable future.

LIMITED CONVERTIBILITY. Under the Articles as now in effect, the shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any other shares or securities of the Company. Each holder of Class B Common Stock is entitled, however, at any time or from time to time, to convert any or all of the shares of such holder's Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock for no additional consideration, at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. Each share of Class B Common Stock may be converted at the option of the holder or automatically upon (i) its sale, gift or transfer, except in the case of a transfer to a trust for which the original holder acts as sole trustee or to any other holder of Class B Common Stock;
(ii) the death of the original holder thereof, including in the case of the original holder having transferred the Class B Common Stock to a trust for which the original holder served as trustee during his or her lifetime; or
(iii) the conversion of an aggregate of 75% of the authorized shares of Class B Common Stock into Class A Common Stock.

PREEMPTIVE RIGHTS. Under the Articles as now in effect, as well as immediately after the Reclassification, the Class B Common Stock and the Class A Common Stock do not and will not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

TRANSFER AGENT AND REGISTRAR. As with the Class B Common Stock, the transfer agent and the registrar of the Company's Class A Common Stock will be American Stock Transfer and Trust Company.

DISSENTERS' RIGHTS AVAILABLE TO HOLDERS OF CLASS B COMMON STOCK

Shareholders of Class B Common Stock of the Company who do not vote in favor of the Reclassification and who strictly comply with the applicable provisions of
Article 13 of the Georgia Business Corporation Code will have the right to dissent and to seek appraisal of the fair market value of their shares if the proposed Reclassification is approved. The following summary does not purport to be a complete statement of the provisions of Georgia law relating to the appraisal rights of shareholders. The summary is qualified in its entirety by reference to the provisions of Article 13 of the Georgia Business Corporation Code (the "GBCC") set forth in full as Appendix I to this Proxy Statement. Holders of record of shares of Class B Common Stock of the Company who meet the requirements summarized in this document and comply with the applicable procedures will be entitled to appraisal rights under Article 13 of the GBCC. A person having a beneficial interest in shares of the Company's Class B Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

ALL REFERENCES IN ARTICLE 13 OF THE GBCC AND IN THIS SUMMARY TO A "SHAREHOLDER" ARE TO THE RECORD HOLDER OF THE CLASS B COMMON STOCK AS TO WHICH APPRAISAL

RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE RECLASSIFICATION WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF ARTICLE 13 OF THE GBCC. Shareholders who meet the requirements and follow the procedures set forth in Article 13 of the GBCC may receive a cash payment equal to the "fair value" of their shares immediately before the approval of the Reclassification, excluding any appreciation or depreciation in anticipation of the Reclassification, plus accrued interest.

The statutory right of appraisal granted in Article 13 is subject to strict compliance with the procedures set forth in Article 13, and summarized below. Failure to follow any of these procedures may result in termination or waiver of appraisal rights under Article 13. If you wish to exercise appraisal rights, or "dissenters' rights," you must deliver to the Company, before the vote on the Reclassification, a written notice of your intent to demand payment for your shares of Class B Common Stock. You must not vote in favor of the Reclassification. A vote against approval of the Reclassification will not, by itself, constitute a valid written demand for dissenters' rights under Article
13. The Company must provide a written dissenters' notice to each dissenting shareholder who has complied with the procedures of Article 13 within 10 days after shareholder approval of the Reclassification (a) stating where the demand for payment must be sent and where and when certificates must be deposited, and
(b) setting a date by which the Company must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is delivered. A shareholder must deliver a demand for payment and deposit his or her certificates for shares of Class B Common Stock on or prior to the payment demand date in accordance with the terms of the dissenters' notice.

Within 10 days after receipt of the demand for payment or within 10 days after the Reclassification is approved, whichever is later, the Company must make a written offer to each dissenting shareholder who has filed a demand for payment to pay an amount estimated to be the "fair value" of the shares plus accrued interest. If the dissenting shareholder fails to respond within 30 days of the Company's offer, the dissenting shareholder will be deemed to have accepted the Company's offer. If the dissenting stockholder accepts the Company's offer by written notice to the Company within 30 days of the Company's offer or is deemed to have accepted the offer, the Company must make payment within 60 days after it made the offer or the Reclassification was approved, whichever occurs later.

If the dissenting shareholder does not wish to accept the Company's offer, he or she may notify the Company, in writing, of the shareholder's own estimate of the "fair value" of his or her shares and amount of interest due, and demand payment, if such notice is delivered within 30 days after the Company's offer. In addition, if the Company does not offer payment within the time period set forth in the preceding paragraph, a dissenting shareholder may demand delivery of certain financial information of the Company (which the Company must provide within 10 days after receipt of such demand) and may, at any time within three years of the approval of the Reclassification, notify the Company of the shareholder's own estimate of the fair value of the shareholder's shares and demand payment.

If a demand for payment remains unsettled, then the Company, within 60 days after receipt of the demand for payment, must commence a court proceeding in the Superior Court of Fulton County, Georgia (the "Court") to determine the "fair value" of the shares and accrued interest. The costs and expenses of any such action shall be determined by the Court and shall be assessed against the Company. Notwithstanding the foregoing, all or any part of such costs and expenses may be apportioned and assigned as the Court may deem equitable against any and all of the dissenting shareholders who are parties to the action and to whom the Company shall have made an offer to pay for the shares, if the Court finds that the shareholder acted arbitrarily, vexatiously, or not in good faith in making a demand for payment. Such expenses may include reasonable compensation and expenses of appraisers appointed by the Court and fees and expenses of counsel and experts employed by the Company. If the Court finds that the Company failed to comply with legal requirements, the Court may award to any shareholder who is a party to the proceeding such sum as the Court may determine to be reasonable compensation to any attorneys or experts employed by the shareholder in the action. If the Company fails to bring such action within the 60-day period, the Company will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Only a shareholder of record as of the date written demand is made and as of the Effective Time of the Reclassification is entitled to assert dissenter's rights for the Company's Class B Common Stock registered in that holder's name. The demand for dissenters' rights should be exercised by or on behalf of the holder of record fully and correctly, as his or her name appears on the stock certificates. A shareholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf the record shareholder asserts dissenter's rights. If the Company's Class B Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary should execute the demand in that capacity. Similarly, if the Class B Common Stock is owned of record by more than one person, such as a joint tenancy or tenants in common, all joint owners should execute the demand. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record, but the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for the owner or owners.

If any holder of the Company's Class B Common Stock who demands dissenters' rights with respect to his or her shares fails to perfect, or effectively withdraws or loses the right to dissent, he or she will no longer have the right to receive the "fair value" of the shares. Rather, such a shareholder will be entitled only to have his or her shares of Class B Common Stock reclassified as Class A Common Stock. A shareholder of the Company will fail to perfect, or effectively withdraw or lose, his or her right to dissent if he or she (i) fails to deliver to the Company a notice of intent to demand payment, prior to the vote on the Reclassification, (ii) votes "for" approval of the Reclassification, (iii) fails to file a demand for payment with the Company, or
(iv) delivers to the Company a written withdrawal of his or her demand for payment. Failure to follow the steps required by Article 13 of the GBCC for perfecting dissenters' rights will result in the loss of such rights. Consequently, any shareholder of the Company who desires to exercise his or her dissenters' rights is urged to consult his or her legal advisor before attempting to exercise such rights. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written communications from shareholders with respect to the exercise of appraisal rights should be mailed to the attention of the Secretary of the Company at 645 Hembree Parkway, Suite J, Roswell, Georgia 30076.

OTHER CONSIDERATIONS


EFFECT ON MARKET PRICE. The market price of shares of Class A Common Stock after the Effective Time will depend, as before the adoption of the Reclassification, on many factors, including, among others, the future performance of the Company, general market conditions and conditions relating to companies or industries similar to that of the Company. Accordingly, the Company cannot predict the prices at which the Class A Common Stock will trade following the Reclassification. On December 17, 1999, the closing price of the Class A Common Stock was $1.375 per share, as reported on the Nasdaq SmallCap Market. Upon the effectiveness of the Reclassification, approximately 3,126,299 additional shares of Class A Common Stock will be issued and outstanding.


PUBLIC TRADING MARKET. The shares of Class A Common Stock presently are, and the Company expects that the additional shares of Class A Common Stock to be issued in respect of the Class B Common Stock, will be quoted on the Nasdaq SmallCap Market under the ticker symbol "TKGFA."

Previously, the Company's Class A Common Stock was quoted on the Nasdaq National Market. However, on November 15, 1999, the Nasdaq Stock Market ("Nasdaq") transferred the listing of the Company's Class A Common Stock from the Nasdaq National Market to the Nasdaq SmallCap Market due to the Company's continuing inability to meet the Nasdaq National Market public float listing requirement. The Company's formal application for the Nasdaq Small Cap Market is currently under review by Nasdaq. If the Company's bid price fails to close at or above $1.00 per share during the course of this review, the Company would be placed under a 90-day exception to the bid price requirement. The Company then would be required to reach a $1.00 per share bid price and maintain it for 10 consecutive trading days during the 90-day period. If the Company failed to comply with the terms of this exception, the Class A Common Stock will be delisted from the Nasdaq. The Company believes that it will be able to comply with the Nasdaq SmallCap Market listing requirements and the Company is considering what steps can be taken to enable it to be reconsidered for listing on the Nasdaq National Market. No assurances can be made that the Company will be successful in maintaining its listing on the Nasdaq. If delisted from the Nasdaq, the delisting could have an adverse and material effect on the Company's stock price, the ability of the Company's shareholders to sell their shares, and on the Company's ability to obtain additional debt and/or equity financing.


IMPACT ON THE COMPANY'S CAPITALIZATION. The Reclassification involves no increase in the total number of shares of common stock authorized in the Articles. Immediately prior to the effectiveness of the Reclassification, 3,202,032 shares of Class A Common Stock and 3,126,299 shares of Class B Common Stock were issued and outstanding. After the Effective Time, an aggregate of 6,328,331 million shares of Class A Common Stock will be issued and outstanding. The interest of each shareholder in the total equity of the Company will remain unchanged as a result of the Reclassification.

EFFECT ON COMPENSATION PLANS. No compensation plan or stock incentive plan will be directly affected by the Reclassification.

SECURITIES ACT OF 1933. The Company believes the Reclassification will be treated as an exempt exchange under Section 3(a)(9) of the Securities Act. Consequently, the Company is not required to register and has not registered under the Securities Act the issuance of the Class A Common Stock to be issued in the Reclassification. In addition, Rule 144 under the Securities Act allows the public resale of securities not issued in a public offering, including the Class A Common Stock issued in the Reclassification, subject to certain requirements including a prescribed period of time for which the securities must have been held before resale. The Company believes the period of time the Class B Common Stock was held by any shareholder may be "tacked" onto or combined with the holding period of the Class A Common Stock issued to that shareholder in the Reclassification.

FINANCIAL INFORMATION. The Company expects that the Reclassification will have no direct impact on its operations or financial condition. Therefore, the Company believes that its shareholders can exercise prudent judgment in considering the proposed Reclassification without reference to financial information about the Company, other than information currently publicly available. The Company has furnished its financial statements to shareholders in its Annual Report for the year ended December 31, 1998, which was mailed to shareholders on or about May 4, 1999. In addition, the Company has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Reports on Form 10-Q for its quarters ended March 31, June 30 and September 30, 1999.

FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain of the federal income tax consequences of the Reclassification. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the United States Department of the Treasury Regulations promulgated thereunder, and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively.

The discussion is included for general information purposes only. No rulings from the Internal Revenue Service with respect to the tax consequences of the Reclassification to the Company or its shareholders will be sought.

The reclassification and conversion by the Company of the Class B Common Stock into Class A Common Stock will be treated as a tax-free exchange under Section 1036 of the Code and as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. As a result of such treatment, the following tax consequences will apply:

         (i) No gain or loss will be recognized for federal income tax purposes by the Company's shareholders upon the reclassification and conversion of their shares of Class B Common Stock as and into Class A Common Stock.

         (ii) The basis for the shares reclassified as and converted into shares of Class A Common Stock will be the same as the aggregate basis of the Class B Common Stock held by a shareholder before the Reclassification became effective.

         (iii) The holding period of the shares reclassified as and converted into shares of Class A Common Stock will include the periods during which the Class B Common Stock was held by a shareholder before the Reclassification became effective, provided such shares were held by such shareholder as a capital asset at the time the Reclassification became effective.

         (iv) No gain or loss will be recognized for federal income tax purposes by the Company upon the reclassification and conversion of shares of Class B Common Stock as and into shares of Class A Common Stock.

BECAUSE CERTAIN TAX CONSEQUENCES OF THE RECLASSIFICATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH HOLDER OF THE COMPANY'S CLASS B COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE RECLASSIFICATION (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

VOTE REQUIRED FOR APPROVAL OF RECLASSIFICATION

Approval of the Reclassification will require the affirmative vote of the holders of the majority of the shares of (i) both Class A Common Stock and Class B Common Stock, voting together, (ii) Class B Common Stock voting as a separate voting group, and (iii) Class A Common Stock voting as a separate voting group. There is no cumulative voting of shares. Abstentions and broker non-votes will be counted as votes "against" a proposal. Shareholders' votes will be tabulated by the persons appointed by the Chairman of the Special Meeting to act as inspectors of election for the Special Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1. THE BOARD OF DIRECTORS CONSIDERS THE RECLASSIFICATION TO BE IN THE BEST INTERESTS OF THE COMPANY AND ALL OF ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE RECLASSIFICATION.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS


The Company provides all shareholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next Annual Meeting of Shareholders, which currently is expected to be held in May 2000. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the next Annual Meeting of Shareholders, shareholders must submit such proposals in advance to the Company, to the attention of its Secretary, at the Company's principal place of business in 645 Hembree Parkway, Suite J, Roswell, Georgia, 30076. Any shareholder proposals intended to be presented at our 2000 Annual Meeting of Shareholders must be received by us on or before January 4, 2000 to be eligible to be included in the proxy statement and form of proxy to be distributed by the Board of Directors for that meeting. Any shareholder proposals intended to be presented from the floor at our 2000 Annual Meeting of Shareholders must be received by us no later than March 20, 2000.



                             AVAILABLE INFORMATION

It is the Company's belief that its financial statements and other financial information are not material to the shareholders' exercise of prudent judgment in regard to the Reclassification and accordingly are not included with this Proxy Statement. Nevertheless, the Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required periodically to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system. The Class A Common Stock of the Company and the Warrants are traded on the Nasdaq SmallCap Market (Symbols:
TKGFA and TKGFW, respectively), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                                 OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action by the shareholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the persons named in the accompanying proxy card will vote such proxy on such matters as determined by a majority of the Board of Directors.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        WILLIAM  M. RYCHEL
                                        Interim Chief Executive Officer


December 22, 1999

                                   APPENDIX I


            ARTICLE 13, TITLE 14-GEORGIA BUSINESS CORPORATIONS CODE


TITLE 14, CHAPTER 2 BUSINESS CORPORATIONS STATE OF GEORGIA, ARTICLE 13 DISSENTERS' RIGHTS

PART 1.   RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. DEFINITIONS.

As used in this article, the term:

(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

(3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) "Shareholder" means the record shareholder or the beneficial shareholder.

 14-2-1302. RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:

        (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
        (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2- 604; or
         (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2.   PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
         (2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
         (4) Be accompanied by a copy of this article.

14-2-1323. DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) A statement of the corporation's estimate of the fair value of the shares;
         (3) An explanation of how the interest was calculated;
         (4) A statement of the dissenter's right to demand payment under Code
         Section 14-2-1327; and
         (5) A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
         (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

         (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
         (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3.   JUDICIAL APPRAISAL OF SHARES

14-2-1330. COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. LIMITATION OF ACTIONS.

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                  APPENDIX II


                           PROPOSED ARTICLE SECOND OF
                         THE ARTICLES OF INCORPORATION
                                OF TEKGRAF, INC.


            SECOND. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Thirty-Five Million (35,000,000) shares of Class A Common Stock, $.001 par value per share (the "Class A Common Stock") and (ii) Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock").

            The designations and powers, preferences and rights, and the qualifications, limitations on restrictions thereof, of the capital stock shall be as follows:

            A.       Class A Common Stock

                     (1)  Voting Rights.

                                   (a) At each meeting of shareholders of the
            Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the stock transfer records of the Corporation.

                                    (b) The number of authorized shares of
            Class A Common Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock of the Corporation entitled to vote.

                                    (c) Except as may be otherwise required by
            law or stated in any Preferred Stock Designation (as defined in Section (B) of this ARTICLE SECOND), the holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock being entitled to vote as provided in this Paragraph
            (1).

                     (2) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as they may be amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

                     (3) Common Stock Subject to Priorities of Preferred Stock. The Class A Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in these Articles of Incorporation and in any Preferred Stock Designation.

                     (4) Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock, subject to any Preferred Stock Designation.

            B.       Preferred Stock

                     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series (the "Preferred Stock

            Designation"). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (1) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

                  (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                  (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (4) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

                  (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

                  (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (10) any other powers, preferences and relative,
            participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                                  APPENDIX II


                        MARKED TO SHOW PROPOSED CHANGES


                           PROPOSED ARTICLE SECOND OF
                         THE ARTICLES OF INCORPORATION
                                OF TEKGRAF, INC.


            SECOND. The total number of shares of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Thirty-Five Million (35,000,000) shares of Class A Common Stock, $.001 par value per share (the "Class A Common Stock") and (ii) Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock").

            The designations and powers, preferences and rights, and the qualifications, limitations on restrictions thereof, of the capital stock shall be as follows:

            A.        Class A Common Stock

                 (1)  Voting Rights.

                       (a) At each meeting of shareholders of the Corporation
            and upon each proposal presented at such meeting, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the stock transfer records of the Corporation.

                       (b) The number of authorized shares of Class A Common
            Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock of the Corporation entitled to vote.

                        (c) Except as may be otherwise required by law or
            stated in any Preferred Stock Designation (as defined in Section
            (B) of this ARTICLE SECOND), the holders of Class A Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock being entitled to vote as provided in this Paragraph
            (1).

                 (2) Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles of Incorporation, as they may be amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor;

A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

            (3) Common Stock Subject to Priorities of Preferred Stock. The Class A Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in these Articles of Incorporation and in any Preferred Stock Designation.

            (4) Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata on a share for share basis to the holders of the Class A Common Stock, subject to any Preferred Stock Designation.

B.       Preferred Stock

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series (the "Preferred Stock Designation"). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

         (1) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

         (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

         (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

         (4) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

         (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

         (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

         (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

         (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

         (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

         (10) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.


The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                      PROXY SOLICITED FOR SPECIAL MEETING
                               OF SHAREHOLDERS OF
                                 TEKGRAF, INC.

                       TO BE HELD FRIDAY, JANUARY 21, 2000





          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints William M. Rychel and W. Jeffrey Camp and each or either of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote, as indicated on the reverse, all of the shares of Class A Common Stock and Class B Common Stock of Tekgraf, Inc. ("Tekgraf") that the undersigned would be entitled to vote at a Special Meeting of Shareholders of Tekgraf, to be held on Friday, January 21, 2000 at the Crowne Plaza Atlanta Airport Hotel located at 1325 Virginia Avenue, Atlanta, Georgia 30344, at 10:00 a.m. local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement for the Special Meeting of Shareholders, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement for the Special Meeting of Shareholders as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED: (I) "FOR" PROPOSAL 1 TO RECLASSIFY ALL ISSUED AND OUTSTANDING CLASS B COMMON STOCK INTO CLASS A COMMON STOCK ON A ONE-FOR-ONE BASIS, AND TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE THE AUTHORITY IN THE ARTICLES OF INCORPORATION TO ISSUE CLASS B COMMON STOCK IN THE FUTURE AND TO MAKE CERTAIN RELATED TECHNICAL AMENDMENTS; AND (II) AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

PLEASE MARK, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.


1. PROPOSAL to reclassify all issued and outstanding Class B Common Stock into Class A Common Stock on a one-for-one basis, and to amend Tekgraf's Articles of Incorporation to eliminate the authority in the Articles of Incorporation to issue Class B Common Stock in the future and to make certain related technical amendments.

                 (  )   FOR       (  )   AGAINST       (  )   ABSTAIN

2. IN THEIR DISCRETION, to act upon such other business as may properly come before the meeting or any adjournment thereof.

                                                       Dated:            , 1999
                                                             ------------


    ------------------------            ---------------------------------------
    Number of Shares                    Signature of Shareholder(s)
    of Class A Common Stock


    ------------------------            ---------------------------------------
    Number of Shares                    Signature of Shareholder(s)
    of Class B Common Stock

                                        Note: Please sign exactly as name or
                                        names appear hereon. Where more than
                                        one owner is shown on a stock
                                        certificate, each owner should sign.
                                        Persons signing in a fiduciary or
                                        representative capacity shall give full
                                        title. If a corporation, please sign in
                                        full corporate name by authorized
                                        officer. If a partnership, please sign
                                        in partnership name by authorized
                                        person.

                                        PLEASE MARK, DATE AND RETURN THE PROXY
                                        CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.